                                                                   Exhibit 6.18

December 20, 2000


Mr. Richard Olson

Toronto, Ontario



Dear Richard


         Re:  Offer of Employment Innofone Canada



Please accept this letter as our offer of employment to you as Vice President Finance with Innofone. If the terms of this letter correctly reflect your understanding of our arrangement, I would ask that you acknowledge same by executing and returning one copy of this offer to our offices. Upon the receipt of same, we will instruct our Lawyers to draft the formal Employment agreement for your review. The terms of this offer are as follows:


POSITION:                  Vice President Finance

POSITION DESCRIPTION:      A complete job description shall be incorporated into
                           the final Employmentagreement and shall include but not be limited to the following Contract.

                           -        Raising of Capital
                           -        Increase of Shareholder Value
                           -        Investor Relations
                           -        Public Relations

SALARY:                    $150,000.00 CDN per annum.

TERM OF EMPLOYMENT:        Effective start date January 8, 2001.

STOCK OPTIONS:             Refer to attached SCHEDULE "A"

POSITION DESCRIPTION:      Subsequent to your acceptance of this offer, but no
                           later than 5 business days from that date, Innofone and Olson will mutually agree upon the duties and responsibilities of the position.

STOCK OPTION PLAN:         A copy of the Company Stock Option Plan to be
                           provided by Innofone's Legal Council within 5 business days.

COMPANY BENEFITS:          Innofone provides a full package of Health, Dental
                           and Eye Care benefits. A copy of which will be provided to you within 5 business days.

EMPLOYMENT CONTRACT:       Innofone has a standard Employment Contract which all
                           of its Senior Management are required to execute. A copy of which is attached for your review, we strongly recommend that your Legal Council reviews and provides advice.


In the event that the parties are unable to complete a definitive Employment Agreement, both parties shall be relieved of their respective obligations, and neither party shall have any claim against the other.

This offer of employment is open for acceptance until January 5, 2001

Sincerely,



Larry Hunt
CEO



Accepted this        day of January 2001





---------------------------------
Richard Olson

10.19.00
                                STOCK OPTION PLAN

RICHARD OLSON

------------------------------------------------------------------------------------------------------------------------------------
STOCK OPTIONS              DELIVERY                                                                                  STRIKE   OPTION
GRANTED       PERCENT        DATE                       VESTED                         SHARE ENTITLEMENT             PRICE    TERM
------------------------------------------------------------------------------------------------------------------------------------
  750,000    60.00%           n/a             UPON EMPLOYMENT CONTRACT SIGNING      Quarterly over a 24 month
                                                                                    period from the Vest date.        $0.50   1 Year
                                                                                                                  ------------------

------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                  ------------------
  125,000    10.00%   01.01.01 - 01.15.01   Raise USD $500,000.00 Corporate Funds   Quarterly over a 24 month
                                                                                    period from the Vest date.        $0.50   1 Year
                                                                                                                  ------------------
  125,000    10.00%   01.16.01 - 02.15.01   Raise USD $500,000.00 Corporate Funds   Quarterly over a 24 month
                                                                                    period from the Vest date.        $0.50   1 Year
                                                                                                                  ------------------
  125,000    10.00%   02.16.01 - 03.30.01   Raise USD $500,000.00 Corporate Funds   Quarterly over a 24 month
                                                                                    period from the Vest date.        $0.50   1 Year
                                                                                                                  ------------------
  125,000    10.00%   04.01.00 - 04.15.01   Raise USD $500,000.00 Corporate Funds   Quarterly over a 24 month
                                                                                    period from the Vest date.        $0.50   1 Year
                                                                                                                  ------------------

------------------------------------------------------------------------------------------------------------------------------------

                    ----------------------                                                                        ------------------

                    ----------------------                                                                        ------------------

                    ----------------------                                                                        ------------------

                    ----------------------                                                                        ------------------

                    ----------------------                                                                        ------------------

------------------------------------------------------------------------------------------------------------------------------------
1,250,000   100.00%
------------------------------------------------------------------------------------------------------------------------------------

In the event that only partial funds are raised during any of the above mentioned dates, Olson will receive Options on a prorata basis. Any shortfall in funding will result in the loss of opportunity for the reamining options within the given time period. Example: Raises USD $ 400,000.00 during 01.15.01 - 02.15.01, would result in 80% earned or 100,000 Options, the remainder would be lost.

Olson shall be entitled to Options under the raising of Capital category wether these funds are raised thorough third party contacts, a merger or an acquistion of the company.